UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the
Securities Exchange Act of 1934 (Amendment No. )

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SSR MINING INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SHAREHOLDER OUTREACH

April 29, 2025

Dear Shareholders:

On March 26, 2025, we filed our proxy statement (the “Proxy”) for SSR Mining’s (the “Company”) Annual Meeting of Shareholders to be held on May 8, 2025 (the “Meeting”), which outlines our overall governance structure, executive compensation philosophy, and shareholder proposals for the Meeting. We are writing to request your support on all of presented proposals, particularly Proposal No. 1 – Election of Directors in respect of Mr. Thomas R. Bates, Jr. and Proposal No. 2 – Approval, on an Advisory (Non-Binding) Basis, of the Company’s Approach to Executive Compensation (“Say on Pay”).

Institutional Shareholder Services Inc. (“ISS”), a major proxy firm, has recommended again this year that our shareholders vote “FOR” our Say on Pay resolution and “FOR” all director nominees, as they have over the past five years.

The purpose of this letter is to further clarify our compensation programs in light of the recent recommendations of Glass, Lewis & Co., LLC (“Glass Lewis”), that shareholders vote against our Say on Pay and to withhold on the election of Mr. Bates.

We would like to reiterate the key points related to our executive compensation philosophy, particularly with relation to the compensation of our Executive Chairman, Mr. Rod Antal, which include:

•	Our compensation program is designed to allow the Company to recruit, motivate and retain highly qualified executive officers capable of achieving both the Company’s strategic and short-term performance objectives while ultimately creating and preserving long-term shareholder value.
•	A significant portion of our executive compensation is delivered as variable, at-risk incentive compensation that is tied to the Company’s financial and operational performance and is capped with no guaranteed minimums.
•	Our compensation program minimizes excessive or inappropriate risk-taking behavior and aligns executive interests with the creation of sustainable shareholder value by placing a heavy focus on long-term incentive compensation, including performance share units.
•	Mr. Antal’s target compensation remained unchanged from 2023 to 2024 and is heavily weighted towards long-term incentives to ensure that his realized compensation is aligned with the business results and shareholder interests, with long-term incentive compensation representing approximately 58% of his target compensation.

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For additional information regarding our compensation philosophy, please see the “Compensation Discussion and Analysis” portion of our Proxy. For ease of reference, we have summarized certain information disclosed in our Proxy in this letter, below.

Strong Pay-For-Performance Alignment

The elements of Mr. Antal’s compensation package are designed to ensure an appropriate mix of incentives with a strong emphasis on variable at-risk compensation, particularly in the form of long-term incentives. Approximately 80% of Mr. Antal’s target compensation consists of variable at-risk compensation, with approximately 58% being in the form of long-term incentives. Both our performance share units (PSUs) and our restricted share units (RSUs) have a three-year vesting period, and the payout of the PSUs are conditioned on achievement of certain performance hurdles. As disclosed in our current and past Proxies, Mr. Antal’s target compensation is outlined in the chart below.

Executive Chairman Target Compensation

Year	Base Salary	Target STI	Target LTI	Target Total Compensation	Change from Previous Year
($)	($)	(115% Base Salary)	(300% Base Salary)	($)	(%)
2024	1,075,000	1,236,250	3,225,000	5,536,250	0%
2023	1,075,000	1,236,250	3,225,000	5,536,250	7.5%
2022	1,000,000	1,150,000	3,000,000	5,150,000	7.3%

There is a strong pay-and-performance alignment between Mr. Antal’s realized compensation to the company’s performance and the interests of our shareholders. In addition, given the weighting towards long-term incentives, his realized compensation each year is directly aligned with the performance of our shares. The chart below outlines Mr. Antal’s realized compensation over the past three years.

Executive Chairman Realized Compensation

Year	Base Salary	Realized STI	Value of LTI Awards Vested	Other Compensation(1)	Target Realized Compensation	% of Target Compensation
2024	1,075,000	788,109	1,399,025	27,600	3,289,734	59%
2023	1,075,000	959,206	1,709,334	26,400	3,769,940	68%
2022	1,000,000	586,500	9,581,590*	24,400	11,192,490	217%*

(1) Includes any received perquisites and 401(k) contributions.

* Includes vested legacy Alacer awards; see below.

Glass Lewis’s Pay-For-Performance Analysis is Flawed

When grading our pay-for-performance, it is our view that the Glass Lewis analysis places too much weight on the three-year average pay of our Executive Chairman, which is fundamentally skewed by the inclusion of legacy equity awards granted by Alacer Gold Corp. (“Alacer”). Further, the analysis only considers the TSR for the calendar year 2024 while failing to take into account the significant recovery of our share price following the fourth quarter of 2024.

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The Glass Lewis three-year average pay analysis is flawed in that it fails to take into account the significant portion of Mr. Antal’s compensation tied to legacy Alacer equity awards that vested in 2022. As explained in the Proxy, per the single trigger change in control vesting provision of the Alacer equity plans, Mr. Antal was entitled to immediate vesting of all outstanding equity awards upon the close of the merger between Alacer and the Company. In connection with approving the merger, at the request of a number of major shareholders and the Boards of both the Company and Alacer, Mr. Antal voluntarily waived the automatic vesting, and instead agreed to let the awards continue to vest per their original vesting schedules. As a result, Mr. Antal’s compensation as reported for 2022 is significantly inflated due to the legacy awards granted by the Alacer Board. The Glass Lewis quantitative analysis fails to consider the unique intricacies of Mr. Antal’s 2022 compensation and the resulting distortion of the three-year pay-for-performance analysis. The legacy Alacer equity awards are now fully vested and have been fully disclosed in the summary compensation table included in the Proxy.

If the Alacer equity awards had vested upon the merger, Mr. Antal’s realized compensation would adjust as follows:

Executive Chairman Realized Compensation without Legacy Alacer Equity Shares

Year	Base Salary	Realized STI	Value of non-Alacer LTI Awards Vested	Other Compensation(1)	Target Realized Compensation	% of Target Compensation
2024	1,075,000	788,109	1,399,025	27,600	3,289,734	59%
2023	1,075,000	959,206	633,519	26,400	2,694,125	49%
2022	1,000,000	586,500	343,113	24,400	1,954,013	38%

(1) Includes any received perquisites and 401(k) contributions.

Importance of Management Stability following the Çöpler Incident

As you are aware, the Company’s Çöpler operations remain suspended following the significant slip on the heap leach that occurred in February 2024. Following the incident, the Board recognized that retaining experienced leadership was critical to ensuring a successful path forward as the Company navigated the crisis in Türkiye and continued to pursue its strategic and operational initiatives. To reinforce stability, drive recovery, and align incentives with long-term value creation, the Compensation Committee approved a one-time cash retention bonus for the members of the management team, as detailed in the Proxy.

Following the Çöpler Incident, the Company focused on four key priorities: (1) the recovery of our missing colleagues; (2) containment of the Incident and remediation of the site; (3) the investigation into the root cause of the Incident; and (4) preparing for the restart of the Çöpler mine. In 2024, under the leadership of the executive team, the Company delivered on the first three priorities, and we relentlessly continue to work towards a restart of the Çöpler mine. In addition, at the end of 2024, the Company announced the acquisition of the Cripple Creek & Victor Mine, which adds another long-lived, free cash flow generative asset to the Company’s portfolio.

The Company does not have a practice of granting one-off awards and agrees with our proxy advisors that such awards should only be used in unique circumstances. The Glass Lewis analysis of the retention awards fails to recognize the significant challenges faced by the Company in 2024 and disregards the considerable improvement in total shareholder return delivered by the executive team from the date of the Çöpler incident through today.

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Total Shareholder Return: February 13, 2024 – March 31, 2025

SSR Mining Inc. (SSRM)	VanEck Gold Miners ETF (GDX)	S&P/TSX Global Gold Index (TTGD)
122.9%	77.6%	87.7%

As such, we believe shareholders should look to the analysis of ISS of the retention bonuses for a more appropriate and qualitative approach.

We invest significant time and effort to ensure our executive compensation programs are competitive in the market and are appropriately aligned with the achievement of business results and long-term shareholder value. We have adopted policies that are aligned with best governance practices and serve to ensure that our overall executive compensation program provides an appropriate level of incentives for performance and risk mitigation. We believe our compensation program achieves this balance.

We encourage you to take these considerations into account and to look beyond the purely quantitative and rigid analysis of Glass Lewis and vote “FOR” our Say on Pay resolution and “FOR” each of the proposed director nominees.

In keeping with our commitment to maintain an open and ongoing dialogue with our shareholders, Mr. Bates, the Chair of our Compensation Committee and Lead Independent Director, is available to meet with you prior to the Meeting to discuss our compensation methodology in more detail and to answer any questions you may have. If you would like to set up a conference call or meeting, please contact Tyler Herka at Alliance Advisors at 973-873-7714 or via email at SSRM@allianceadvisors.com.

The Board of Directors and management thank you for your continued support.

Sincerely,

SSR Mining Inc.

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